Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 20-F of ESGL Holdings Limited of our report dated March 15, 2023 relating to the consolidated financial statements of Environmental Solutions Group Holdings Limited as of December 31, 2022 and 2021, and for the two years in the period ended December 31, 2022, which are incorporated by reference.

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York

August 8, 2023

www.mspc.cpa
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